UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐ Definitive Proxy Statement.

☒ Definitive Additional Materials.

☐ Soliciting Material Under Rule 14a-12.

IMH SECURED LOAN FUND, LLC
(Name of Registrant as Specified in Its Charter)

THE COMMITTEE TO PROTECT IMH SECURED LOAN FUND
LGM CAPITAL PARTNERS LLC
G. LOUIS GRAZIADIO III
WILLIAM R. LANG
TODD A. MIKLES
RONALD TUCEK
CLIFF RATLIFF
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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The Committee to Protect IMH Secured Loan Fund posted the following on its website, http://www.lgmcapitalpartners.com/:

We would like to draw your attention to the following important matters related to the current manager’s consent solicitation:

•
The current manager’s lawyers have filed a class action lawsuit in the federal court in Arizona against every member of the Fund—and that means you! To make matters worse, the current manager did not even disclose to you that it filed this lawsuit.  The lawsuit asks for a declaratory judgment that the current manager’s SEC filings do not violate the federal securities laws and that its proposed conversion transactions do not constitute a breach of its fiduciary duty to act in your best interests.  If successful, this lawsuit would bar you from exercising your right to sue the current manager if you feel that the current manager has misled you with respect to the conversion transactions and/or is not acting in your best interest. If the conversion transactions are so clearly in your best interest, as the current manager would like you to believe, why is the current manager asking a court for a determination that will have the effect of taking away your rights? For a copy of the current manager’s complaint against you, click here >> Complaint

•
Your broker or financial advisor may have significant conflicts of interest in advising you as to how you should vote. The current manager has entered into agreements with certain broker-dealers under which it has agreed to pay the broker-dealers a pro rata portion of 50% of any “gains” payable to the current manager under the terms of the Fund’s operating agreement.  If you elect LGM as manager of the Fund, your broker-dealer will not be entitled to any payments from LGM or the current manager, who will not be receiving any cash flow from the Fund.  Additionally, the current manager has disclosed in its SEC filings that it may decide to compensate the broker dealers if the conversion transactions are successful through the issuance of warrants or equity, payment of fees or otherwise, which would result in an additional expense to your Fund and/or additional dilution of your ownership interest in the Fund.  The current manager is considering providing this compensation even though the broker dealers will not be entitled to any payments from the current manager following the conversion transactions and the current manager may terminate the selling agreements at any time.  Has your broker dealer or financial advisor disclosed to you that it may receive fees or an equity interest in your company if the conversion transactions are successful?

•
You should be aware of the negative tax consequences to the existing members of the manager’s proposed conversion transactions. The current manager’s proposed conversion transactions will convert existing members’ interests into shares in a new corporation. The Fund then intends to make a tax election to write down the tax basis of the shares received by existing members to their fair market value.  This election will enable the new corporation to retain the built-in tax loss in its assets, but this is at the expense of the current members who will lose the tax basis in their new stock. The Fund has reported that this election will prevent the existing members from directly realizing their portion of the losses that otherwise would pass through to them. For example: If an existing member had a tax basis of $100,000 dollars and at the time of the conversion this tax basis was written down to a fair market value of $25,000 dollars, the existing member would never be able to deduct the $75,000 dollar built-in tax loss.  You should consult your tax advisor for a full understanding of the particular tax consequences of this proposal.

•
Send us your email address. In order for us to communicate with you in a timely fashion regarding our consent solicitation and our proposals, please send your email address to jon.reeser@lgmcapitalpartners.com. This will allow you to receive timely updates of important information regarding our consent solicitation.

JEFFREY J. GOULDER (010258)
STINSON MORRISON HECKER LLP
1850 North Central Avenue, Suite 2100
Phoenix, Arizona 85004
Telephone: (602) 279-1600
Facsimile: (602) 240-6925
E-Mail: jgoulder@stinson.com

SETH ARONSON*
O’MELVENY & MYERS LLP
400 South Hope Street
Los Angeles, California 90071
Telephone: (213) 430-6000
Facsimile: (213) 430-6407
E-Mail: saronson@omm.com

ROBERTA H. VESPREMI*
O’MELVENY & MYERS LLP
2765 Sand Hill Road
Menlo Park, California 94025
Telephone: (650) 473-2600
Facsimile: (650) 473-2601
E-Mail: rvespremi@omm.com

Attorneys for Plaintiff
IMH SECURED LOAN FUND, LLC

*pro hac vice application pending

UNITED STATES DISTRICT COURT

DISTRICT OF ARIZONA

IMH SECURED LOAN FUND, LLC, Plaintiff, v. DAVID L. KURTZ, an individual, on behalf of himself and all other persons similarly situated, Defendant.	Case No. CLASS ACTION COMPLAINT FOR: DECLARATORY RELIEF JURY TRIAL DEMANDED

PRELIMINARY STATEMENT

1.           Plaintiff IMH Secured Loan Fund, LLC (the “Fund”) originates, acquires and manages commercial real estate mortgage loan investments.  About a year and a half ago, due to the effects of the global financial crisis and in an effort to conserve the resources of the Fund, the manager of the Fund, Investors Mortgage Holdings Inc. (the “Manager”) suspended redemptions of membership units and the payment of redemptions.  At the end of 2009, the Manager developed a plan to reposition the Fund as a Delaware corporation that would ultimately go public (the “Repositioning Plan”) in order to (a) create liquidity in the Fund for Fund members, (b) increase its capital base for new investments, (c) reestablish distributions and (d) manage the portfolio for capital appreciation.  As a first step in realizing this plan, IMH Financial Corporation filed a Registration Statement on Form S-4 (the “Form S-4”) with the Securities and Exchange Commission (the “SEC”) at the end of December 2009 with respect to certain Conversion Transactions (as defined below) that form part of the Repositioning Plan.  The Form S-4 went effective on May 14, 2010, and the Fund will soon start the process of soliciting consents for the Conversion Transactions.

2.           The Fund files this complaint in response to misguided attempts by Fund member defendant David L. Kurtz (“Kurtz”) to influence and mislead other Fund members to vote “no” to the Fund’s proposed Repositioning Plan.  Kurtz has made numerous assertions to the Manager, the Fund’s counsel and to the Fund members that the Form S-4, including the consent solicitation/prospectus contained therein, contains false and misleading statements and should not be relied upon by Fund members and that the Manager was in breach of its fiduciary duties in advancing the Repositioning Plan.  The Fund seeks a declaratory judgment as to Kurtz and all Fund members, as a defendant class, that the Form S-4 does not contain false or misleading statements in violation of the federal securities laws, and that the Manager has acted consistent with its fiduciary duties in advancing the Repositioning Plan.

3.           To date, nine amendments to the draft Form S-4 have been publicly filed with the SEC.  Each of the amendments altered the disclosure contained in the Form S-4 to some degree, and, as contemplated, the structure of the Conversion Transactions was revised over time.  The Fund is aware of no false and misleading statements contained in the Form S-4 or any of the amendments thereto.  A majority of the outstanding and issued membership units of the Fund entitled to vote must consent to the proposed Conversion Transactions in order for them to proceed.

4.           After the filing of the Form S-4, Kurtz contacted the Manager and the Fund’s counsel several times advising them that he believed that the Form S-4 contained false and misleading information and that the Manager was in breach of its fiduciary duties in advancing the Repositioning Plan.  On February 26, 2010, Kurtz sent correspondence to all of the 4,735 Fund members urging each to vote “no” to the Conversion Transactions and claiming that the Form S-4 contains false and misleading information (“Member Letter”).  After Kurtz sent the Member Letter, he made additional contact with the Manager and the Fund’s counsel and reiterated his position that information in the Form S-4 was “intentionally misleading” and contained “material omissions” to the detriment of Fund members.  Consequently, the Fund seeks a declaratory judgment that the Form S-4 does not contain false and misleading information in violation of the federal securities laws, and that the Manager has acted consistent with its fiduciary duties in advancing the Repositioning Plan.  Because the determination of whether the Form S-4 contains false and misleading statements is common and typical to all 4,735 Fund members, the Fund brings this suit as a defendant class action.

JURISDICTION AND VENUE

5.           This action arises under 28 U.S.C. § 1331 because there is a federal question regarding whether the Fund submitted a Form S-4 to the SEC containing false and misleading statements in violation of Sections 11(a) and 12(a)(2) of the Securities Act of 1933 (“1933 Act”), or Sections 10(b) and 14(a) of the Securities Exchange Act of 1934 (“1934 Act”) and SEC Rules 10b-5 and 14a-9.  Venue is proper pursuant to 28 U.S.C. § 1391 because Kurtz is a resident of and conducts business in Maricopa County, Arizona.

PARTIES

6.           The Fund is a Delaware limited liability company with its principal place of business in Maricopa County, Arizona.

7.           Defendant Kurtz is purportedly a Fund member and an Arizona attorney at law who resides and conducts business in Maricopa County, Arizona.

DEFENDANT CLASS ALLEGATIONS

8.           Plaintiff brings this action pursuant to Rule 23 of the Federal Rules of Civil Procedure against Kurtz, on his own behalf and on behalf of a Defendant Class defined as members of the Fund currently holding Fund membership units entitled to vote.

9.           The approximate size of the Defendant Class is 4,735, and is comprised of individuals, corporations, partnerships, joint venturers or other legal entities who are Fund members.  Consequently, the Defendant Class is so numerous that joinder of all members of the class is impracticable.

10.           There are questions of law and fact common to the Defendant Class, including, but not limited to:

a.           whether the Form S-4 filed by IMH Financial Corporation with the SEC contains false and misleading information in violation of the federal securities laws; and

b.           whether the Manager acted consistent with its fiduciary duties in advancing the Repositioning Plan.

11.           The relief the Fund seeks as to Kurtz is typical of the relief the Fund seeks as to the Defendant Class.

12.           This action may be maintained as a Defendant Class Action under the provisions of Rule 23(b)(1) of the Federal Rules of Civil Procedure because the prosecution of separate actions against individual members of the Defendant Class would create the risk of:

a.           inconsistent or varying adjudications with respect to individual members of the Defendant Class that would establish incompatible determinations of the same controversy; and

b.           adjudications with respect to individual members of the Defendant Class would as a practical matter be dispositive of the interests of the other members not parties to the adjudications and may substantially impair or impede their ability to protect their interests.

13.           This action may be maintained as a class action pursuant to Rule 23(b)(3) of the Federal Rules of Civil Procedure because the questions of law or fact common to class members predominate over any questions affecting only individual members, including those described in paragraph 10, and because a class action is superior to other available methods for fairly and efficiently adjudicating the controversy.

GENERAL BACKGROUND

14.           Plaintiff IMH Secured Loan Fund, LLC (the “Fund”) was organized in May 2003 to originate, acquire and manage commercial real estate mortgage loan investments, which consist primarily of short-term commercial mortgage loans collateralized by first mortgages on real property, and to perform all functions reasonably related thereto, including developing, managing and either holding for investment and resale or disposing of real property acquired through foreclosure or other means.  The Fund also has wholly-owned subsidiaries that hold real estate acquired through foreclosure.  As of May 17, 2010, the Fund had 4,735 members holding 73,038 membership units entitled to vote.

15.           On October 1, 2008, due to the unprecedented disruptions in the macroeconomic real estate and related credit markets and the rapid decline in the global and U.S. economies in recent periods, the Manager, among other things, in the interest of conserving the Fund’s capital, ceased originating and funding of new commercial real estate mortgage loans for the Fund’s portfolio.  Also on October 1, 2008, in the interest of protecting the Fund’s liquidity, and in view of depressed market conditions, the Manager suspended redemptions of membership units and the payment of redemptions.

16.           Toward the end of 2009, the Manager began work on the Repositioning Plan.  The Manager believed that opportunities were emerging from the repricing of commercial mortgage loans resulting from the current economic downtown and corresponding credit crisis.  To take advantage of those emerging opportunities and to create liquidity and income for Fund members, the Manager believed the Fund needed to be repositioned.

17.           On December 30, 2009, as a first step toward this repositioning, IMH Financial Corporation filed the Form S-4 with the SEC, including a preliminary consent solicitation/prospectus contained therein, to initiate the process to reposition the Fund and the Manager and to create an opportunity for the Fund members to vote on that repositioning.  Nine amendments to the Form S-4 have been filed with the SEC, with the most recent amendment filed on May 10, 2010.  Based on comments generated by the SEC, the Fund’s legal, accounting and banking advisors as well as input from various Fund members generated from their review of the successive filings, each of the amendments altered the disclosure contained in the Form S-4 to some degree, and, as contemplated, the structure of the Conversion Transactions was revised over time.  The Fund is aware of no false and misleading statements contained in the Form S-4 or any of the amendments thereto.

18.           In summary, the Form S-4 described the proposed Repositioning Plan as: (a) the conversion of the Fund into a newly-formed Delaware corporation named IMH Financial Corporation; (b) the acquisition by IMH Financial Corporation of all of the outstanding shares of the Manager, and the outstanding membership interests of IMH Holdings, LLC, a holding company for other affiliates of the Manager (“Conversion Transactions”); and (c) eventually taking the corporation public.  The Form S-4 also included the proposed adoption of a stock incentive plan (“2010 Stock Incentive Plan”).

19.           The Manager set forth in the Form S-4 its belief that the Conversion Transactions will:

•	position the Fund to become a publicly traded corporation listed on the New York Stock Exchange (“NYSE”) or another national stock exchange;

•	create the opportunity for liquidity for Fund members;

•	cause the Fund to be internally managed, which would eliminate potential conflicts and more fully align the interests of the Fund, the Manager and its affiliates;

•
create the opportunity for IMH Financial Corporation to raise additional capital in the public markets, thereby enabling IMH Financial Corporation to take advantage of investment opportunities available in the markets today.  Additionally, to position IMH Financial Corporation to better acquire and originate commercial mortgage loans and other real estate related investment opportunities;

•	create the opportunity to achieve long term value for IMH Financial Corporation’s stockholders through dividends and capital appreciation; and

•	create a board of directors comprised of a majority of independent directors, which would enhance the Fund’s corporate governance.

20.           According to the Form S-4, upon the consummation of the Conversion Transactions, the Manager intends for IMH Financial Corporation to seek to raise capital through a contemplated future initial public offering of its common stock and to list its common stock on the NYSE or on another national stock exchange.  That step would be pursuant to a separate registration statement that IMH Financial Corporation intends to file with the SEC in accordance with SEC requirements.

21.           The Manager approved the Conversion Transactions and the 2010 Stock Incentive Plan, and determined that both are advisable and in the best interests of the Fund and its members, and recommended that the Fund members vote in favor of both the Conversion Transactions and the 2010 Stock Incentive Plan.  In addition, a fairness opinion was rendered by Sutter Securities Incorporated (“Sutter”), an independent financial advisor, wherein Sutter evaluated the proposed acquisition of the Manager and IMH Holdings, LLC and determined that the acquisition of the Manager and IMH Holdings, LLC is fair to the stockholders of IMH Financial Corporation.

22.           A majority of the issued and outstanding membership units of the Fund entitled to vote must consent and approve the Conversion Transactions.

23.           In or about January 2010, representatives of the Fund met with Kurtz, a Fund member, at his request to discuss the Form S-4.  During that meeting, Kurtz indicated that he planned to write to all of the Fund members in an effort to solicit their opposition to the proposed Repositioning Plan due to his purported (but unsupported) concerns that the Manager was engaging in self-dealing, in breach of its fiduciary duties to the Fund and its members and had included false and misleading information in the Form S-4.  At no time did Kurtz indicate to the Manager or counsel to the Fund that he would engage in his solicitations in accordance with the SEC’s proxy rules.

24.           Kurtz wrote to the Manager on or about February 8, 2010, and claimed, among other things, that the Form S-4 contained allegedly false and misleading information because, among other things:

Contained within the [Form] S-4 filing is an appraisal of the Manager’s company which is based upon false assumptions, provided by the Manager to the valuation entities, which has resulted in an unrealistic valuation for the Manager’s holdings which are to be acquired by The Fund and its Members in the conversion transactions by way of issuance of stock while allowing the Manager to deplete the cash assets from its companies, prior to selling the remaining liabilities to The Fund.  This suggests a lack of good faith and fair dealing by the Manager in structuring the S-4 transactions for its benefit to the detriment of The Fund and its Members in breach of the Manager’s fiduciary obligations.

The [Form] S-4 filing fails to satisfy the Manager’s fiduciary obligations by failure to provide any representations or warranties associated with the acquisition of the Manager’s companies and associated liabilities.  Moreover, it would release and hold the Manager harmless for every omission and/or inaccuracy to the detriment of The Fund.

[The Manager] [e]ngag[ed] in a bait and switch with Fund Members via the [Form] S-4 filing by suggesting the potential for an IPO and renewed dividend stream, when the only thing assured is the Manager’s acquisition of approximately $20,000,000 in stock, which would create a pro-rata cash distribution to the Manager upon liquidation of Fund assets, which appears likely.

[The Form S-4 filing misrepresents] that the Manager was acting on behalf of the Fund and its Members in negotiating the terms of the [Form] S-4 filing.

[The Fund provided] inaccurate data and assumptions to the Fund’s consultant for a fairness opinion regarding the valuation of the Manager’s companies for acquisition, creating an inflated value for the Manager’s private gain.

The structure of the [Form] S-4 filing suggests that there is a lack of good faith by the Manager in incurring [preparation] fees [for the Form S-4], as the proposals in their original form, and as revised, cannot be reasonably construed as for the exclusive benefit of the Fund and its members.

25.           The February 8, 2010 letter repeated Kurtz’s threat to write to each of the Fund’s 4,735 members about the alleged misrepresentations in the Form S-4 and the impropriety of the proposed Repositioning Plan.  At no time did Kurtz indicate to the Manager or counsel to the Fund that he would engage in his solicitations in accordance with the SEC’s proxy rules.

26.           The Fund responded on February 11, 2010, and denied the allegations in Kurtz’s February 8, 2010 correspondence.

27.           On February 16, 2010, the Manager met with Kurtz in an unsuccessful attempt to assuage his concerns.

28.           On February 23, 2010, Kurtz contacted counsel to the Fund and stated that he planned to send correspondence to Fund members “today or tomorrow” and to make arrangements to convene a meeting with Fund members as soon as possible, both with the purpose of soliciting opposition to the Conversion Transactions because he asserted that the Form S-4 contained false and misleading information.  At no time did David Kurtz indicate to the Manager or counsel to the Fund that he would engage in his solicitations in accordance with the SEC’s proxy rules.

29.           On February 26, 2010, Kurtz sent a letter to all 4,735 of the Fund’s members urging each to vote “no” on the Conversion Transactions because, among other things, he alleged that the Form S-4 contained false and misleading information.

30.           On March 23, 2010, the Fund’s counsel sent a letter to the SEC to report the February 26, 2010 solicitation as a potential violation of Section 14(a) of the 1934 Act.

31.           On March 24, 2010, Kurtz sent email correspondence to the Fund membership stating that Kurtz intended to provide Fund members with a form of consent to send to the Manager for the purpose of calling a special meeting.

32.           On March 25, 2010, counsel to the Fund sent a second letter to the SEC to bring the March 24, 2010 solicitation to its attention as a potential violation of Section 14(a) of the 1934 Act.

33.           On April 15, 2010, Kurtz wrote a letter to the Fund’s counsel and a separate letter to the Manager and again advised them that he believed that information contained in the Form S-4 was “inadequate and intentionally misleading” and that the Fund was engaged in “an intentional endeavor to mislead the membership.”

34.           Counsel for the Fund responded on April 30, 2010 communicating that Kurtz’s letters contained a variety of “erroneous factual assertions.”

35.           The Form S-4 became effective on May 14, 2010.  The Fund now has the ability to send consent solicitation/prospectus to Fund members, and as of the date of that mailing has an initial 30-day window to solicit consents, which may be extended or shortened, for the proposals described in the Form S-4 and amendments thereto.

FIRST CLAIM FOR RELIEF

(Declaratory Relief, 28 U.S.C. §§ 2201-02)

36.           The Fund realleges and incorporates by reference paragraphs 1 through 35.

37.           An actual controversy has arisen and now exists between the Fund and Kurtz and the Defendant Class regarding whether the Fund included false and misleading information in the Form S-4 and amendments thereto in violation of Sections 11(a) and 12(a)(2) of the 1933 Act, or Sections 10(b) and 14(a) of the 1934 Act and SEC Rules 10b-5 and 14a-9 promulgated thereunder, and whether the Manager has acted consistent with its fiduciary duties in advancing the Repositioning Plan.

38.           The Fund contends, and Kurtz and the Defendant Class deny, that: (a) the Manager did not breach its fiduciary duties in advancing the Repositioning Plan; and (b) the Form S-4 does not violate Sections 11(a) and 12(a)(2) of the 1933 Act, or Sections 10(b) and 14(a) of the 1934 Act and SEC Rules 10b-5 and 14a-9 promulgated thereunder.

39.           Pursuant to 28 U.S.C. § 2201, the Fund requests a judicial declaration that it did not violate the federal securities laws and that the Manager has acted consistent with its fiduciary duties in advancing the Repositioning Plan.

40.           All prerequisites to seeking declaratory relief have been satisfied, and if not, such prerequisites are futile.

41.           The Fund has been required to obtain the services of attorneys for the prosecution of this action and for the protection of its rights.

DEMAND FOR RELIEF

WHEREFORE, the Fund respectfully requests that the Court enter judgment in favor of the Fund and against Kurtz and the Defendant Class as follows:

1.           An Order certifying the Defendant Class;

2.           A judicial declaration that:

•	the Form S-4 does not violate Sections 11(a) and 12(a)(2) of the 1933 Act, or Sections 10(b) and 14(a) of the 1934 Act and SEC Rules 10b-5 and 14a-9 promulgated thereunder; and

•	the Manager has acted consistent with its fiduciary duties in advancing the Repositioning Plan.

3.           For costs and attorneys’ fees incurred in the prosecution of this action, to the fullest extent permitted by law.

4.           Such other and further relief as may be just and proper.

DEMAND FOR JURY TRIAL

The Fund demands a jury trial on all issues properly triable to a jury.

Dated:	May 17, 2010	STINSON MORRISON HECKER LLP

By:
Jeffrey J. Goulder

1850 North Central Avenue, Suite 2100
Phoenix, Arizona 85004
Tel.: (602) 279-1600
Fax: (602) 240-6925
E-mail: jgoulder@stinson.com

SETH ARONSON*
O’MELVENY & MYERS LLP
400 South Hope Street
Los Angeles, California 90071
Telephone: (213) 430-6000
Facsimile: (213) 430-6407
E-Mail: saronson@omm.com

ROBERTA H. VESPREMI*
2765 Sand Hill Road
Menlo Park, California 94025
Telephone: (650) 473-2600
Facsimile: (650) 473-2601
E-Mail: rvespremi@omm.com

Attorneys for Plaintiff
IMH SECURED LOAN FUND, LLC

*pro hac vice application pending

ADDITIONAL INFORMATION

The Committee to Protect IMH Secured Loan Fund has filed with the Securities and Exchange Commission a definitive consent solicitation statement and accompanying consent card to be used to solicit (a) consent revocations from the members of IMH Secured Loan Fund, LLC, with respect to the conversion transactions proposed by the Fund and its current manager and (b) consents from the Fund’s members in support of the removal of the current manager, Investors Mortgage Holdings Inc., replacement of the current manager with LGM Capital Partners LLC and amendment of the Fund’s fee structure.  The definitive consent solicitation statement and accompanying consent card were mailed to members of IMH Secured Loan Fund, LLC on or about June 4, 2010.

THE COMMITTEE STRONGLY ADVISES ALL MEMBERS OF THE FUND TO READ THE DEFINITIVE CONSENT SOLICITATION STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. SUCH CONSENT SOLICITATION STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE CONSENT SOLICITATION STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO:

Innisfree M&A Incorporated
Toll Free: 1-888-750-5834
Banks and Brokerage Firms Call Collect: 1-212-750-5833

The participants in the consent solicitation are LGM Capital Partners LLC, a Delaware limited liability company, and LGM Capital Partners LLC’s members, G. Louis Graziadio III, William R. Lang and Todd A. Mikles, as well as two members of the Fund, Ronald Tucek and Cliff Ratliff.  None of the participants has any direct or indirect interests in the matters to be acted upon pursuant to the consent solicitation other than as a member of the Fund or with respect to the proposal to elect and admit LGM Capital Partners LLC or its affiliate as the new manager of the Fund.  As of the date hereof, participants collectively own an aggregate of 25 membership units of the Fund, consisting of the following: (1) 20 membership units held by Ronald Tucek, of which LGM Capital Partners LLC owns the economic and beneficial ownership interest in 1 membership unit and (2) 5 membership units held by Cliff Ratliff.  More information about the participants and their interests is set forth in the definitive consent solicitation statement that has been filed by the Committee with the Securities and Exchange Commission and was mailed to members of IMH Secured Loan Fund, LLC on or about June 4, 2010.